EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.7 Million, or $0.47 per Diluted Share, in the Second Quarter of 2026, Increases Quarterly Cash Dividend to $0.1475 Per Share

HELENA, Mont., July 28, 2026 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $3.7 million, or $0.47 per diluted share, in the second quarter of 2026, compared to $4.0 million, or $0.51 per diluted share, in the preceding quarter, and $3.2 million, or $0.41 per diluted share, in the second quarter of 2025. In the first six months of 2026, net income increased to $7.7 million, or $0.98 per diluted share, compared to $6.5 million, or $0.83 per diluted share, in the first six months of 2025.

Eagle’s board of directors increased its quarterly cash dividend by 1.7% to $0.1475 per share on July 16, 2026. The dividend will be payable on September 4, 2026, to shareholders of record on August 14, 2026. The current dividend represents an annualized yield of 2.63% based on the average closing price of the Company’s common stock reported on NASDAQ during the second quarter of 2026 of $22.44 per share.

“Our second quarter results reflect the strength of our franchise and the consistency with which we generate core earnings,” said Laura F. Clark, CEO. “Compared to the same quarter last year, both net income and earnings per share moved higher, a result supported by continued improvement in funding cost alongside resilient asset yields. Net interest margin also continued to expand, climbing to 4.15% for the second quarter. Backed by a strong core deposit base and a well-diversified loan portfolio, we are well positioned to pursue growth opportunities across our footprint and continuing to create lasting value for our shareholders.”

Second Quarter 2026 Highlights (at or for the three-month period ended June 30, 2026, except where noted):

  Net income was $3.7 million, or $0.47 per diluted share, in the second quarter of 2026, compared to $4.0 million, or $0.51 per diluted share in the preceding quarter, and $3.2 million, or $0.41 per diluted share, in the second quarter a year ago.
  Net interest margin (“NIM”) was 4.15% in the second quarter of 2026, compared to 4.11% in the preceding quarter and 3.91% in the second quarter a year ago.
  Net interest income, before the provision for credit losses, increased 2.3% to $19.1 million in the second quarter of 2026, compared to $18.7 million in the first quarter of 2026, and increased 5.5% compared to $18.1 million in the second quarter of 2025.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) were $24.2 million in the second quarter of 2026, compared to $23.6 million in the preceding quarter and $23.0 million in the second quarter a year ago.
  Total loans of $1.56 billion increased $39.1 million compared to March 31, 2026 and decreased $11.3 million compared to a year earlier.
  The allowance for credit losses was $17.6 million, or 1.13% of total loans, at June 30, 2026, compared to $17.4 million, or 1.15% of total loans, at March 31, 2026, and $17.7 million, or 1.13% of total loans, a year ago.
  Total deposits of $1.79 billion remained unchanged compared to March 31, 2026 and increased $52.3 million, or 3.0%, compared to a year earlier.
  Eagles’s common shareholders’ equity (book value) per share increased to $24.78 at June 30, 2026, compared to $24.22 at March 31, 2026, and $22.72 at June 30, 2025. Tangible book value per share (non-GAAP) increased to $20.07 at June 30, 2026, compared to $19.48 at March 31, 2026, and $17.86 at June 30, 2025.
  The Company’s available borrowing capacity was approximately $575.0 million at June 30, 2026, compared to $593.1 million at March 31, 2026, and $463.0 million at June 30, 2025.
  The Company paid a quarterly cash dividend in the second quarter of $0.1450 per share on June 5, 2026, to shareholders of record May 15, 2026.

Balance Sheet Results

Total assets were $2.13 billion at June 30, 2026, compared to $2.14 billion one year ago, and $2.09 billion three months earlier. The investment securities portfolio totaled $285.7 million at June 30, 2026, compared to $285.0 million a year ago, and $274.9 million at March 31, 2026.

Eagle originated $88.1 million in new residential mortgages during the quarter and sold $72.5 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.07%. This production compares to residential mortgage originations of $75.0 million in the preceding quarter with sales of $66.1 million and an average gross margin on sale of mortgage loans of approximately 2.54%.

Total loans decreased $11.3 million compared to a year ago and increased $39.1 million compared to three months earlier. Commercial real estate loans increased to $684.4 million at June 30, 2026, compared to $675.3 million a year earlier. Commercial real estate loans were comprised of 72.1% non-owner occupied and 27.9% owner occupied at June 30, 2026. Agricultural and farmland loans decreased 7.3% to $294.2 million at June 30, 2026, compared to $317.3 million a year earlier. Residential mortgage loans decreased 2.3% to $143.7 million, compared to $147.1 million a year earlier. Commercial loans increased 6.0% to $161.5 million, compared to $152.3 million a year ago. Commercial construction and development loans decreased 2.1% to $98.9 million, compared to $101.0 million a year ago. Home equity loans increased 5.7% to $108.6 million, residential construction loans decreased 3.2% to $45.6 million, and consumer loans decreased 19.5% to $21.5 million, compared to a year ago.

“Deposit costs continued a downward trajectory during the second quarter, reflecting the strength of our core deposit base and the favorable repricing of maturing CDs, and we anticipate deposit costs will remain well-managed throughout the remainder of the year, even as the interest rate environment evolves,” said Miranda Spaulding, Chief Financial Officer.

Total deposits increased to $1.79 billion at June 30, 2026 from $1.74 billion at June 30, 2025, and remained unchanged compared to March 31, 2026. Noninterest-bearing checking accounts represented 25.0%, interest-bearing checking accounts represented 11.9%, savings accounts represented 11.8%, money market accounts comprised 25.2% and time certificates of deposit made up 26.1% of the total deposit portfolio at June 30, 2026. The average cost of total deposits was 1.49% in the second quarter of 2026, compared to 1.52% in the preceding quarter and 1.62% in the second quarter of 2025. The estimated amount of uninsured deposits was approximately $359.8 million, or 20% of total deposits, at June 30, 2026, compared to $354.1 million, or 20% of total deposits, at March 31, 2026.

FHLB advances and other borrowings decreased to $52.1 million at June 30, 2026, compared to $119.4 million at June 30, 2025, and increased compared to $26.7 million at March 31, 2026. The average cost of FHLB advances and other borrowings was 5.30% in the second quarter of 2026, compared to 5.46% in the preceding quarter and 4.65% in the second quarter of 2025. Other borrowings at June 30, 2026 include the Company’s line of credit draw for $13.0 million at an average rate of 6.34% for the second quarter of 2026, compared to $15.0 million at an average rate of 6.34% for the first quarter of 2026.

Shareholders’ equity was $197.4 million at June 30, 2026, compared to $180.6 million a year earlier and $193.0 million three months earlier. Book value per share of $24.78 at June 30, 2026, increased 9.1%, compared to $22.72 a year earlier, and increased 2.3%, compared to $24.22 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, of $20.07 at June 30, 2026, increased 12.4%, compared to $17.86 a year earlier and increased 3.0%, compared to $19.48 three months earlier.

Operating Results

“Our net interest margin improved four-basis points sequentially and expanded 24-basis points over the same period last year, as a meaningful decline in funding costs more than offset modest compression in earning asset yields. With the policy backdrop now pointing toward the potential for rate increases, we are closely monitoring the impact on our liability costs and remain focused on balance sheet positioning to help sustain net interest margin,” said Spaulding.

Eagle’s NIM was 4.15% in the second quarter of 2026, compared to 4.11% in the preceding quarter and 3.91% in the second quarter a year ago. The interest accretion on acquired loans totaled $94,000 and resulted in a two-basis point increase in the NIM during the second quarter of 2026, compared to $185,000 and a four-basis point increase in the NIM during the preceding quarter. Average yields on interest earning assets for the second quarter of 2026 were 5.77%, compared to 5.76% in the first quarter of 2026 and 5.85% in the second quarter a year ago. Funding costs for the second quarter of 2026 decreased to 2.12%, compared to 2.15% in the first quarter of 2026 and 2.45% in the second quarter of 2025. For the first six months of 2026, NIM expanded 31 basis points to 4.13% compared to 3.82% for the first six months of 2025.

Net interest income, before the provision for credit losses, was $19.1 million in the second quarter of 2026, compared to $18.7 million in the first quarter of 2026, and increased 5.5% compared to $18.1 million in the second quarter of 2025. Year-to-date, net interest income increased 8.0% to $37.8 million, compared to $35.0 million in the same period one year earlier.

Revenues for the second quarter of 2026 were $24.2 million, compared to $23.6 million in the preceding quarter and increased 5.2% compared to $23.0 million in the second quarter a year ago. In the first six months of 2026, revenues were $47.7 million, an 8.8% increase compared to $43.9 million in the first six months of 2025.

Total noninterest income was $5.0 million in the second quarter of 2026, compared to $4.9 million in the preceding quarter, and increased 4.4% compared to $4.8 million in the second quarter a year ago. In the first six months of 2026, noninterest income increased 12.2% to $9.9 million, compared to $8.8 million in the first six months of 2025. Net mortgage banking income, the largest component of noninterest income, totaled $2.9 million in the second quarter of 2026, compared to $2.4 million in the preceding quarter and $2.9 million in the second quarter a year ago. Net mortgage banking income increased 6.0% to $5.4 million in the first six months of 2026, compared to $5.1 million in the first six months of 2025.

“We continue to apply careful financial discipline, all while prioritizing investment in the areas we are confident will drive the greatest long-term impact,” said Darryl Rensmon, President and Chief Operating Officer. Eagle’s second quarter noninterest expense was $19.0 million, compared to $18.2 million in the preceding quarter, and increased 5.9% compared to $17.9 million in the second quarter of 2025. In the first six months of 2026, noninterest expense increased 6.5% to $37.2 million, compared to $34.9 million in the first six months of 2025. The increases to the quarterly and year-to-date non-interest expense relate primarily to increases in salaries and employee benefits.

For the second quarter of 2026, the Company recorded income tax expense of $1.1 million, compared to $1.1 million in the preceding quarter and $751,000 in the second quarter of 2025. The effective tax rate for the second quarter of 2026 was 22.9%, compared to 21.8% for the first quarter of 2026 and 18.8% for the second quarter of 2025. The year-to-date effective tax rate was 22.3% for 2026 compared to 17.6% for the same period in 2025. The effective tax rate has increased as the Company’s pretax earnings have increased at a faster pace than tax exempt income.

Credit Quality

Eagle recorded a $343,000 provision for credit losses for the second quarter of 2026, compared to a $279,000 provision for credit losses in the preceding quarter and a $1.0 million provision for credit losses in the second quarter a year ago. The allowance for credit losses represented 423.5% of nonperforming loans at June 30, 2026, compared to 315.0% three months earlier and 348.8% a year earlier. Nonperforming loans were $4.2 million at June 30, 2026, $5.5 million at March 31, 2026, and $5.1 million a year earlier. Net loan charge-offs totaled $193,000 in the second quarter of 2026, compared to $49,000 in the preceding quarter and $48,000 in the second quarter a year ago. The allowance for credit losses was $17.6 million, or 1.13% of total loans, at June 30, 2026, compared to $17.4 million, or 1.15% of total loans, at March 31, 2026, and $17.7 million, or 1.13% of total loans a year ago.

Capital Management

Eagles’s ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 7.66% at June 30, 2026, up from 6.77% a year ago and 7.55% three months earlier. This ratio is a non-GAAP financial measure. For the most comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” below. The Bank’s Tier 1 capital to adjusted total average assets was 10.93% as of June 30, 2026. As of June 30, 2026, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 30 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions, expectations and anticipations; statements regarding our business plans, prospects, mergers, expense management initiatives, deposit costs, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, including the U.S. direct involvement in war in the Middle East, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics, including steps taken by governmental and other authorities to contain, mitigate and combat such emergencies or pandemics; the impact of volatility in the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the direct or indirect impact of any new regulatory, policy or enforcement developments resulting from the policies or actions of the current U.S. presidential administration, including the implementation of tariffs and other protectionist trade policies, including any reciprocal tariffs by foreign countries, and any uncertainties related thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs or unexpected outflows of deposits which may require us to sell investment securities at a loss; limitations on Eagle’s ability to receive dividends from its subsidiaries; competition among banks, financial holding companies and other traditional and non-traditional financial service providers; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; possible changes in governmental monetary and fiscal policies; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; Eagle’s ability to assess and monitor the effect of evolving uses of artificial intelligence on its business and operations; the effects of any U.S. federal government shutdown, or closures or significant staff reductions in agencies regulating our business; our ability to navigate differing social, environmental, and sustainability concerns among governmental administrations, our stakeholders and other activists that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, this release, including the Additional Financial Information contains non-GAAP financial measures. Non-GAAP financial measures in this release include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common shareholders’ equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance, performance trends and financial condition, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Eagle strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. A reconciliation of the GAAP and non-GAAP financial measures is presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	June 30,	March 31,	June 30,
	2026	2026	2025

Assets:
Cash and due from banks	$26,127	$19,420	$25,701
Interest-bearing deposits in banks	2,833	34,217	1,183
Federal funds sold	-	96	44
Total cash and cash equivalents	28,960	53,733	26,928
Securities available-for-sale, at fair value	285,676	274,887	285,023
Federal Home Loan Bank ("FHLB") stock	5,001	2,734	7,000
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	15,972	9,904	13,651
Loans:
Real estate loans:
Residential 1-4 family	143,748	145,070	147,143
Residential 1-4 family construction	45,628	43,714	47,146
Commercial real estate	684,381	667,685	675,285
Commercial construction and development	98,851	98,282	100,984
Farmland	157,275	160,664	162,182
Other loans:
Home equity	108,629	109,278	102,778
Consumer	21,459	23,154	26,658
Commercial	161,457	151,580	152,335
Agricultural	136,916	119,859	155,151
Total loans	1,558,344	1,519,286	1,569,662
Allowance for credit losses	(17,640)	(17,430)	(17,730)
Net loans	1,540,704	1,501,856	1,551,932
Accrued interest and dividends receivable	14,242	13,613	14,674
Mortgage servicing rights, net	14,885	14,909	15,120
Assets held-for-sale, at cost	-	-	703
Premises and equipment, net	99,947	100,556	100,909
Cash surrender value of life insurance, net	55,460	55,062	53,958
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	2,798	3,045	3,885
Other assets	23,331	22,681	24,979
Total assets	$2,125,847	$2,091,851	$2,137,633

Liabilities:
Deposit accounts:
Noninterest-bearing	$448,260	$437,574	$417,324
Interest-bearing	1,341,944	1,348,502	1,320,601
Total deposits	1,790,204	1,786,076	1,737,925
Accrued expenses and other liabilities	41,628	41,670	40,439
FHLB advances and other borrowings	52,102	26,667	119,407
Other long-term debt, net	44,508	44,479	59,224
Total liabilities	1,928,442	1,898,892	1,956,995

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01 per share; 20,000,000 shares authorized;
8,507,429 shares issued; 7,965,431, 7,965,431 and 7,952,177
shares outstanding at June 30, 2026, March 31,2026, and
June 30, 2025, respectively)	85	85	85
Additional paid-in capital	108,271	108,072	108,590
Unallocated common stock held by Employee Stock Ownership Plan ("ESOP")	(3,151)	(3,294)	(3,724)
Treasury stock, at cost (541,998, 541,998 and 555,252 shares at
June 30, 2026, March 31, 2026, and June 30, 2025, respectively)	(11,374)	(11,374)	(11,925)
Retained earnings	116,910	114,350	105,470
Accumulated other comprehensive loss, net of tax	(13,336)	(14,880)	(17,858)
Total shareholders' equity	197,405	192,959	180,638
Total liabilities and shareholders' equity	$2,125,847	$2,091,851	$2,137,633

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
Interest and dividend income:
Interest and fees on loans	$24,088	$23,570	$24,442	$47,658	$47,762
Securities available-for-sale	2,297	2,215	2,397	4,512	4,848
FHLB and FRB dividends	112	138	236	250	496
Other interest income	114	299	75	413	113
Total interest and dividend income	26,611	26,222	27,150	52,833	53,219
Interest expense:
Deposits	6,633	6,661	6,877	13,294	13,748
FHLB advances and other borrowings	393	412	1,459	805	3,085
Other long-term debt	447	446	669	893	1,339
Total interest expense	7,473	7,519	9,005	14,992	18,172
Net interest income	19,138	18,703	18,145	37,841	35,047
Provision for credit losses	343	279	1,038	622	1,080
Net interest income after provision for credit losses	18,795	18,424	17,107	37,219	33,967

Noninterest income:
Service charges on deposit accounts	419	408	393	827	782
Mortgage banking, net	2,920	2,434	2,926	5,354	5,051
Interchange and ATM fees	711	628	670	1,339	1,263
Appreciation in cash surrender value of life insurance	407	362	393	769	743
Other noninterest income	560	1,049	425	1,609	984
Total noninterest income	5,017	4,881	4,807	9,898	8,823

Noninterest expense:
Salaries and employee benefits	11,712	10,814	10,645	22,526	20,309
Occupancy and equipment expense	2,220	2,560	2,230	4,780	4,532
Data processing	1,332	1,255	1,305	2,587	2,635
Software subscriptions	610	571	715	1,181	1,373
Advertising	328	301	280	629	512
Amortization	249	271	298	520	618
Loan costs	388	365	354	753	726
Federal Deposit Insurance Corporation ("FDIC") insurance premiums	236	235	257	471	488
Professional and examination fees	420	382	391	802	911
Other noninterest expense	1,497	1,457	1,451	2,954	2,828
Total noninterest expense	18,992	18,211	17,926	37,203	34,932

Income before provision for income taxes	4,820	5,094	3,988	9,914	7,858
Provision for income taxes	1,105	1,110	751	2,215	1,382
Net income	$3,715	$3,984	$3,237	$7,699	$6,476

Basic earnings per common share	$0.47	$0.51	$0.42	$0.98	$0.83
Diluted earnings per common share	$0.47	$0.51	$0.41	$0.98	$0.83

Basic weighted average shares outstanding	7,827,552	7,818,831	7,791,320	7,823,216	7,801,726

Diluted weighted average shares outstanding	7,862,465	7,844,457	7,812,656	7,855,238	7,819,113

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended or Years Ended
	June 30,	March 31,	June 30,
	2026	2026	2025

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$2,225	$1,678	$2,083
Net change in fair value of loans held-for-sale and derivatives	9	138	105
Mortgage servicing income, net	686	618	738
Mortgage banking, net	$2,920	$2,434	$2,926

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$3,903		$3,432
Net change in fair value of loans held-for-sale and derivatives	147		(10)
Mortgage servicing income, net	1,304		1,629
Mortgage banking, net	$5,354		$5,051

Performance Ratios (For the quarter):
Return on average assets	0.71%	0.76%	0.61%
Return on average equity	7.57%	8.16%	7.23%
Yield on average interest earning assets	5.77%	5.76%	5.85%
Cost of funds	2.12%	2.15%	2.45%
Net interest margin	4.15%	4.11%	3.91%
Core efficiency ratio*	77.59%	76.07%	76.80%

Performance Ratios (Year-to-date):
Return on average assets	0.74%		0.62%
Return on average equity	7.86%		7.27%
Yield on average interest earning assets	5.76%		5.81%
Cost of funds	2.14%		2.49%
Net interest margin	4.13%		3.82%
Core efficiency ratio*	76.84%		78.22%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2026	2026	2025

Nonaccrual loans	$2,961	$2,328	$2,423
Loans 90 days past due and still accruing	1,204	3,206	2,660
Total nonperforming loans	4,165	5,534	5,083
Other real estate owned and other repossessed assets	70	70	86
Total nonperforming assets	$4,235	$5,604	$5,169

Nonperforming loans / portfolio loans	0.27%	0.36%	0.32%
Nonperforming assets / assets	0.20%	0.27%	0.24%
Allowance for credit losses / portfolio loans	1.13%	1.15%	1.13%
Allowance for credit losses/ nonperforming loans	423.53%	314.96%	348.81%
Gross loan charge-offs for the quarter	$201	$54	$51
Gross loan recoveries for the quarter	$8	$5	$3
Net loan charge-offs for the quarter	$193	$49	$48

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

	June 30,	March 31,	June 30,
	2026	2026	2025
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$24.78	$24.22	$22.72
Tangible book value per share**	$20.07	$19.48	$17.86
Shares outstanding	7,965,431	7,965,431	7,952,177
Tangible common equity to tangible assets***	7.66%	7.55%	6.77%

Other Information:
Average investment securities for the quarter	$281,816	$280,552	$287,707
Average investment securities year-to-date	$281,187	$280,552	$290,490
Average loans for the quarter ****	$1,548,184	$1,525,274	$1,554,756
Average loans year-to-date ****	$1,536,792	$1,525,274	$1,540,765
Average earning assets for the quarter	$1,850,906	$1,846,375	$1,862,024
Average earning assets year-to-date	$1,848,653	$1,846,375	$1,848,617
Average total assets for the quarter	$2,095,992	$2,092,280	$2,112,470
Average total assets year-to-date	$2,094,122	$2,092,280	$2,099,980
Average deposits for the quarter	$1,781,870	$1,779,066	$1,706,261
Average deposits year-to-date	$1,780,476	$1,779,066	$1,688,826
Average equity for the quarter	$196,255	$195,349	$179,104
Average equity year-to-date	$195,804	$195,349	$178,249

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
Calculation of Efficiency Ratio:
Noninterest expense - efficiency ratio numerator	$18,992	$18,211	$17,926	$37,203	$34,932

Net interest income	19,138	18,703	18,145	37,841	35,047
Noninterest income	5,017	4,881	4,807	9,898	8,823
Efficiency ratio denominator	24,155	23,584	22,952	47,739	43,870

Efficiency ratio (GAAP)	78.63%	77.22%	78.10%	77.93%	79.63%

Calculation of Core Efficiency Ratio:
Noninterest expense	$18,992	$18,211	$17,926	$37,203	$34,932
Intangible asset amortization	(249)	(271)	(298)	(520)	(618)
Core efficiency ratio numerator	18,743	17,940	17,628	36,683	34,314

Net interest income	19,138	18,703	18,145	37,841	35,047
Noninterest income	5,017	4,881	4,807	9,898	8,823
Core efficiency ratio denominator	24,155	23,584	22,952	47,739	43,870

Core efficiency ratio (non-GAAP)	77.59%	76.07%	76.80%	76.84%	78.22%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
	2026	2026	2025
Tangible Book Value:
Shareholders' equity	$197,405	$192,959	$180,638
Goodwill and core deposit intangible, net	(37,538)	(37,785)	$(38,625)
Tangible common shareholders' equity (non-GAAP)	$159,867	$155,174	$142,013

Common shares outstanding at end of period	7,965,431	7,965,431	7,952,177

Common shareholders' equity (book value) per share (GAAP)	$24.78	$24.22	$22.72

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$20.07	$19.48	$17.86

Tangible Assets:
Total assets	$2,125,847	$2,091,851	$2,137,633
Goodwill and core deposit intangible, net	(37,538)	(37,785)	(38,625)
Tangible assets (non-GAAP)	$2,088,309	$2,054,066	$2,099,008

Tangible common shareholders' equity to tangible assets
(non-GAAP)	7.66%	7.55%	6.77%

Contacts:
        Laura F. Clark, CEO
        (406) 457-4007
        P. Darryl Rensmon, President and COO
        (406) 441-5005
        Miranda J. Spaulding, EVP and CFO
        (406) 441-5010